Exhibit 10.6

IHS Holding Limited
1st Floor, Felix House
24 Joseph Riviere Street
Port Louis
Mauritius
www.ihstowers.com

To:     Standard Chartered Bank (the “Facility Agent”)

29 September 2021

Dear Sirs

Amendment Letter relating to the Facility Agreement (as defined below)

1.	Introduction

1.1	We refer to the up to US$500,000,000 bridge facility agreement originally dated 10 August 2021 (the “Facility Agreement”) between, amongst others, the Facility Agent and IHS Holding Limited (the “Company”).

1.2	Capitalised terms defined in the Facility Agreement shall have the same meaning when used herein unless expressly defined in this letter (the “Amendment Letter”).

1.3	The purpose of this Amendment Letter is to seek the consents and amendments set out in this Amendment Letter, to the Facility Agreement.

1.4	The provisions of clause 1.2 (Construction) of the Facility Agreement apply to this Amendment Letter as though they were set out in full in this Amendment Letter with all necessary consequential changes; and with references in that clause to “this Agreement” being construed as references to this Amendment Letter.

1.5	In this Amendment Letter:

“Effective Date” means the date upon which the Facility Agent has countersigned this Amendment Letter.

2.	Request for amendments

2.1	In accordance with clause 38 of the Facility Agreement, we hereby seek the consent of the Majority Lenders to the following amendments to the Facility Agreement (the “Amendment Request”):

2.1.1	Sub-paragraph (iii) of the definition of “Financial Indebtedness” in clause 1.1 (Definitions) shall be deleted in its entirety and be replaced with:

“(iii)	indebtedness arising under loans made by a member of the Nigeria Group to another member of the Nigeria Group under paragraph (e) of “Permitted Loan” (as defined in Schedule 17 (Additional Covenants)).”

2.1.2	Schedule 17 (Additional Covenants) shall be deleted in its entirety and be replaced with the contents of Schedule 1 (Replacement Schedule 17) of this Amendment Letter.

2.1.3	Schedule 18 (Additional Events of Default) shall be deleted in its entirety and be replaced with the contents of Schedule 2 (Replacement Schedule 18) of this Amendment Letter.

2.2	The provisions of the Facility Agreement and the other Finance Documents shall, save as amended by this Amendment Letter, continue in full force and effect.

3.	Consents and Waivers

3.1	The Facility Agent confirms that the consent of the Majority Lenders has been obtained to the Amendment Request referred to in paragraph 2 above in relation to the Facility Agreement and the Parties therefore agree that, with effect from (and including) the Effective Date, the Facility Agreement shall be amended accordingly.

3.2	With effect from (and including) the Effective Date, the Facility Agent (on behalf of each of the Majority Lenders) agrees to waive any breach of representation, warranty, undertaking, covenant or default, or Event of Default under or in respect of any Finance Document resulting from the Amendment Request.

3.3	With effect from (and including) the Effective Date, all references in the Facility Agreement to "this Agreement" shall include the Facility Agreement as amended by this Amendment Letter.

4.	Miscellaneous

4.1	This Amendment Letter is a Finance Document.

4.2	From the Effective Date, the Facility Agreement and this Amendment Letter shall be read and construed as one document.

4.3	Except as otherwise provided in this Amendment Letter, the Financing Documents remain in full force and effect.

4.4	Except to the extent expressly amended or waived in this Amendment Letter, no amendment or waiver of any provision of any Finance Document is given by the terms of this Amendment Letter and the Finance Parties expressly reserve all their rights and remedies in respect of any breach of, or other default under, the Finance Documents.

4.5	A person who is not a party to this Amendment Letter has no right under the Contracts (Right of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Amendment Letter.

4.6	This Amendment Letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Amendment Letter.

5.	Governing law

5.1	This Amendment Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

5.2	Clause 34 (Notices), Clause 39 (Confidential Information) and 43 (Enforcement) of the Facility Agreement shall apply to this Amendment Letter, mutatis mutandis, as if references in those provisions of the Facility Agreement to the Facility Agreement and Finance Document shall be construed as references to this Amendment Letter.

Please sign and return a copy of this Amendment Letter to confirm your agreement to the above.

Yours faithfully

/s/ William Saad
Name: William Saad

Title: Director

For and on behalf of

IHS Holding Limited

/s/ Valdeep Singh

Name: Valdeep Singh

Title: Director

For and on behalf of

Standard Chartered Bank

SCHEDULE 1

REPLACEMENT SCHEDULE 17

“Schedule 17
Additional Covenants

Terms used in this Schedule 17 and in Schedule 18 (Additional Events of Default) shall, if not otherwise defined in this Schedule 17, have the meaning given to them in Clause 1 (Definitions and Interpretation) of this Agreement. Unless otherwise specified, a reference in this Schedule to a “Clause” shall be a reference to a clause of this Schedule 17. Any references in this Schedule 17 and in Schedule 18 (Additional Events of Default) to a defined term in the Nigeria Group Credit Facility shall be a reference to that defined term as at __ September 2021 (immediately following the amendment and restatement of the Nigeria Group Credit Facility contemplated under the Nigeria Group Credit Facility Amendment and Restatement Agreement).

1.	Merger

No Nigeria Obligor shall (and shall ensure that no other member of the Nigeria Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Reorganisation.

2.	Acquisitions

(a)	Except as permitted under paragraph (b) below, no Nigeria Obligor shall (and shall ensure that no other member of the Nigeria Group will):

(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

(b)	Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is:

(i)	a Permitted Acquisition; or

(ii)	a Permitted Transaction.

3.	Joint Ventures

(a)	Except as permitted under paragraph (b) below, no Nigeria Obligor shall (and shall ensure that no other member of the Nigeria Group will) enter into, invest in or acquire any Joint Venture.

(b)	Paragraph (a) above does not apply to, or in relation to, a Permitted Acquisition, a Permitted Transaction, a Permitted Loan, a Permitted Disposal or a Permitted Joint Venture.

4.	Negative Pledge

In this Clause 4, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	No Nigeria Obligor shall (and shall ensure that no other member of the Nigeria Group will) create or permit to subsist any Security over any of its assets.

(b)	No Nigeria Obligor shall (and shall ensure that no other member of the Nigeria Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a Nigeria Obligor;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i)	Permitted Security; or

(ii)	a Permitted Transaction.

5.	Disposals

(a)	Except as permitted under paragraph (b) below, no Nigeria Obligor shall (and shall ensure that no other member of the Nigeria Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is:

(i)	a Permitted Disposal; or

(ii)	a Permitted Transaction.

6.	Arm’s Length Basis

(a)	Except as permitted by paragraph (b) below and subject to paragraph (c) below, no Nigeria Obligor shall (and shall ensure that no other member of the Nigeria Group will) enter into any transaction with any non-Nigeria Obligor except on arm’s length terms.

(b)	The following transactions shall not be a breach of this Clause 6:

(i)	any Permitted Payments;

(ii)	any Transaction Costs;

(iii)	any Permitted Loan made to an employee or director of any Nigeria Group member or under paragraph (g) of the definition of Permitted Loan; and

(iv)	any transaction which is no less favourable to the relevant Nigeria Group member than a transaction on arm’s length terms.

(c)	Paragraph (a) above does not apply to the Company or Holdco.

7.	Loans or Credit

(a)	Except as permitted under paragraph (b) below, no Nigeria Obligor shall (and shall ensure that no other member of the Nigeria Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Loan; or

(ii)	a Permitted Transaction.

8.	No Guarantees or Indemnities

(a)	Except as permitted under paragraph (b) below, no Nigeria Obligor shall (and shall ensure that no other member of the Nigeria Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) above does not apply to a guarantee which is:

(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction.

9.	Dividends and Share Redemption

(a)	Except as permitted under paragraph (b) below, Holdco shall not (and shall ensure that no Nigeria Group member will):

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital), other than to Holdco or another Nigeria Obligor;

(ii)	repay or distribute any dividend or share premium reserve other than to Holdco or another Nigeria Obligor;

(iii)	pay or allow any member of the Nigeria Group to pay any management, advisory or other fee to or to the order of any direct or indirect shareholder of Holdco or its Affiliate (other than a Nigeria Obligor);

(iv)	make a loan or make any payment of interest or principal under any loan or make any other payment to any direct or indirect shareholder of Holdco or such shareholder’s Affiliate (other than a Nigeria Obligor); or

(v)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

(b)	Paragraph (a) above does not apply to a Permitted Payment.

10.	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no Nigeria Obligor shall (and shall ensure that no other member of the Nigeria Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	Permitted Financial Indebtedness; or

(ii)	a Permitted Transaction.

11.	Certain Definitions

“Acceptable Bank” means:

(a)	a bank or financial institution which has a long term unsecured credit rating of at least BBB by Standard & Poor’s Rating Services or Fitch Ratings Ltd or at least Baa2 by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency;

(b)	the Lenders; or

(c)	any other bank or financial institution approved by the Agent.

“Accounting Principles” means IFRS.

“Additional Investment” has the meaning given to it in Clause 22.4 (Equity Cure) of the Nigeria Group Credit Facility.

“Additional Nigeria Guarantor” has the meaning given to Additional Guarantor in the Nigeria Group Credit Facility.

“Agent” has the meaning given to it in the Nigeria Group Credit Facility.

“Annual Financial Statements” has the meaning given to it in the Nigeria Group Credit Facility.

“Business Day” has the meaning given to it in the Nigeria Group Credit Facility.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of IFRS. The amount of Financial Indebtedness will be, at the time any determination is to be made, the amount of such obligation required to be capitalized on a balance sheet (excluding any notes thereto) prepared in accordance with IFRS (excluding, for the avoidance of doubt, any lease that would not constitute a Capital Lease Obligation prior to the adoption of IFRS 16 (Leases)), and the stated maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash” means, at any time, any cash-in-hand and any credit balance on any deposit, savings, current or other account to which, in each case, the Company or a Subsidiary of the Company (and only the Company, that Subsidiary or other Subsidiaries of the Company) is beneficially entitled and for so long as that cash is:

(a)	except for a maximum aggregate amount for the Company and its Subsidiaries of USD20,000,000 (twenty million dollars) or its equivalent, held with an Acceptable Bank;

(b)	available to be freely withdrawn within 90 days;

(c)	not subject to any Security, other than:

(i)	the Security created under the “Security Documents” (as defined in the IHS Holding Facility);

(ii)	charges arising solely by operation of law;

(iii)	rights of set-off or netting or charges or pledge rights arising by operation of law or by contract by virtue of the provision to the Company or that Subsidiary of the Company (as applicable) of clearing bank or similar facilities or overdraft facilities and arising under the standard commercial terms and conditions of such bank;

(iv)	encumbrances over credit balances on bank accounts to facilitate operation of such bank accounts on a cash-pooled net balance basis and arising under that account bank’s standard terms in the ordinary course of trading or business activities of the Company or that Subsidiary of the Company (as applicable); or

(v)	Security in respect of Financial Indebtedness to the extent such Financial Indebtedness is included for the purposes of calculating Net Cash Finance Interest Adjusted For Leases or Net Financial Indebtedness; and

(d)	capable of being applied or made available for application in repayment or prepayment of the Facility or any other Financial Indebtedness included within the calculation of Net Cash Finance Interest Adjusted For Leases or Net Financial Indebtedness, within the next 180 days, and, for the avoidance of doubt, not including any cash affected by any process referred to in Clause 24.8 (Creditors’ Process) of the Nigeria Group Credit Facility.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of any country in which the Company or any of its Subsidiaries is located or by any government of any other country which has a rating for its short-term unsecured and non credit-enhanced debt obligations of A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited or by an instrumentality or agency of any such government having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in a country the government of which has a rating for its short-term unsecured and non credit-enhanced debt obligations of A-1 or higher by Standard & Poor’s Rating Services or P-1 or higher by Moody’s Investors Service Limited or by an instrumentality or agency of any such government having an equivalent credit rating;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its short-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	bills of exchange issued in Nigeria, Mauritius, (after a Permitted Re-domiciliation) the Cayman Islands, the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or any country in which the Company or any of its Subsidiaries is located eligible for rediscount at the relevant central bank and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)	any investment in money market funds which:

(i)	have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited;

(ii)	invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above; and

(iii)	can be turned into cash on not more than 90 days’ notice; or

(f)	any other debt security approved by the Majority Lenders,

in each case denominated in USD, NGN and any other freely available and freely convertible currencies, and to which the Company and its Subsidiaries are beneficially entitled at that time and which is not issued or guaranteed by the Company or any of its Subsidiaries or subject to any Security other than:

(i)	charges arising solely by operation of law in the ordinary course of trading or business of the Company or any of its Subsidiaries; or

(ii)	Security in respect of Financial Indebtedness to the extent such Financial Indebtedness is included for the purposes of calculating Net Financial Indebtedness under the Nigeria Group Credit Facility.

“Change of Control” means:

(a)	in respect of any Original Nigeria Obligor other than Holdco, Nigeria Tower Interco B.V. or INT Towers, if Holdco ceases directly or indirectly to:

(i)	have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, 75% of the maximum number of votes that might be cast at a general meeting of that Nigeria Obligor;

(B)	appoint or remove the majority, of the directors or other equivalent officers of that Nigeria Obligor; or

(C)	give directions with respect to the operating and financial policies of that Nigeria Obligor with which the directors or other equivalent officers of the Nigeria Obligor are obliged to comply; or

(ii)	own legally and beneficially 75% of the issued share capital of that Nigeria Obligor (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

(b)	after the first Utilisation Date, in respect of any of Nigeria Tower Interco B.V. and INT Towers, if Holdco ceases directly or indirectly to:

(i)	have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, 75% of the maximum number of votes that might be cast at a general meeting of that Nigeria Obligor;

(B)	appoint or remove the majority, of the directors or other equivalent officers of that Nigeria Obligor; or

(C)	give directions with respect to the operating and financial policies of that Nigeria Obligor with which the directors or other equivalent officers of the Nigeria Obligor are obliged to comply; or

(ii)	own legally and beneficially 75% of the issued share capital of that Nigeria Obligor (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

(c)	in respect of any Additional Nigeria Guarantor, if Holdco ceases directly or indirectly to:

(i)	have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, 75% of the maximum number of votes that might be cast at a general meeting of that Additional Nigeria Guarantor;

(B)	appoint or remove the majority, of the directors or other equivalent officers of that Additional Nigeria Guarantor; or

(C)	give directions with respect to the operating and financial policies of that Additional Nigeria Guarantor with which the directors or other equivalent officers of the Additional Nigeria Guarantor are obliged to comply; or

(ii)	own legally and beneficially 75% of the issued share capital of that Additional Nigeria Guarantor (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

(d)	in respect of Holdco, if the Company ceases directly or indirectly to:

(i)	have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of Holdco;

(B)	appoint or remove the majority, of the directors or other equivalent officers of Holdco; or

(C)	give directions with respect to the operating and financial policies of Holdco with which the directors or other equivalent officers of Holdco are obliged to comply; or

(ii)	own legally and beneficially more than 50% of the issued share capital of Holdco (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); or

(e)	in respect of the Company, if any person or persons acting in concert (other than any Permitted Transferee), after the date of this Agreement acquires “control” of the Company, being:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the Company;

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or

(C)	give directions with respect to the operating and financial policies of the Company with which the directors or other equivalent officers of the Company are obliged to comply; or

(ii)	legal or beneficial ownership of more than 50% of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital), provided that, in each case, a Change of Control shall not occur:

(f)	solely as a result of all of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) being transferred to a newly-incorporated holding company (TopCo) provided that:

(i)	as a result of such transfer no person other than Topco acquires control (as defined above) of the Company;

(ii)	Topco is not a Restricted Party;

(iii)	prior to such transfer each Lender has received such documentation and evidence in respect of Topco as necessary to pass all know your customer and similar checks; and

(iv)	at all times no person or persons acting in concert (other than any Permitted Transferee) shall acquire:

(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(1)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of TopCo;

(2)	appoint or remove all, or the majority, of the directors or other equivalent officers of TopCo; or

(3)	give directions with respect to the operating and financial policies of TopCo with which the directors or other equivalent officers of TopCo are obliged to comply; or

(B)	legally or beneficially more than 50% of the issued share capital of TopCo (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital; or

(g)	for the avoidance of doubt, as a result of the admission of any part of the share capital of the Company (or TopCo) to trading on any recognised stock or investment exchange or any other sale or issue of share capital of the Company (or TopCo) by way of flotation or public offering provided that, at all times there are no circumstances described in paragraphs (a) to (e) above and all conditions set out in paragraph (f) above are complied with; or

(h)	as a result of any re-domiciliation of TopCo for internal structuring purposes provided that, at all times, all of the conditions set out in paragraph (f) above are complied with.

“acting in concert” means acting together pursuant to an agreement or understanding (whether formal or informal);

“Closing Date” has the meaning given to it in the Nigeria Group Credit Facility.

“Compliance Certificate” has the meaning given to it in the Nigeria Group Credit Facility.

“Default” and has the meaning given to it in the Nigeria Group Credit Facility.

“EBITDA” means, in respect of any period for any person, the Net Income for such period, excluding:

(a)	total Finance Costs;

(b)	total Finance Income;

(c)	total income tax (expense)/benefit as stated in the statement of profit or loss for the period;

(d)	all depreciation and amortisation expense of that person for such period;

(e)	any gains or losses from sales of assets other than inventory sold in the ordinary course of the business;

(f)	any impairment of property, plant and equipment and prepaid land rent, or WHT receivable;

(g)	any Exceptional Items;

(h)	share-based payment transactions;

(i)	any net gain or loss from the receipt of any insurance proceeds;

(j)	and other non-operating income and expenses; and

(k)	minority interest income and expenses,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining the Net Income.

“Event of Default” and has the meaning given to it in the Nigeria Group Credit Facility.

“Exceptional Items” means items of income and expense that are sufficiently large and unusual due to the significance of their nature, size or incidence of occurrence as to distort comparisons from one period to the next (including, without limitation, any Transaction Costs sufficiently large and unusual due to the significance of their nature, size or incidence of occurrence as to distort comparisons from one period to the next).

“Facility” and “Facilities” have the meaning given to them in the Nigeria Group Credit Facility.

“Facility A” has the meaning given to it in the Nigeria Group Credit Facility.

“Finance Costs” means finance costs as presented in the Financial Statements as determined in accordance with the Accounting Principles.

“Finance Documents” has the meaning given to it in the Nigeria Group Credit Facility.

“Finance Party” has the meaning given to it in the Nigeria Group Credit Facility.

“Finance Income” means finance income as presented in the Financial Statements as determined in accordance with the Accounting Principles.

“Financial Indebtedness” means, with respect to any person (without double counting):

(a)	any indebtedness of such person for borrowed money;

(b)	the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by such person (but not Trade Instruments);

(c)	any indebtedness of such person for the deferred purchase price of assets or services (except trade accounts incurred and payable in the ordinary course of trading or business to trade creditors that are treated as current payable in the Financial Statements within 365 days of the date they are incurred);

(d)	non-contingent obligations of such person to reimburse any other person for amounts paid by that person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the account of such person with respect to trade accounts incurred and payable in the ordinary course of trading or business to trade creditors that are treated as current payable in the Financial Statements within 365 days of the date they are incurred);

(e)	the amount of any obligation of such person in respect of any Lease;

(f)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) will be taken into account);

(g)	amounts raised by such person under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing under the Accounting Principles;

(h)	all indebtedness of the types described in the foregoing items secured by a lien on any property or assets owned by such person, whether or not such indebtedness has been assumed by such person;

(i)	any repurchase obligation or liability of such person with respect to accounts or notes receivable sold by such person, any liability of such person under any sale and leaseback transactions that do not create a liability on the balance sheet of such person, any obligation under a “synthetic lease” or any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such person; and

(j)	the amount of any obligation in respect of any guarantee or indemnity given by such person for any of the foregoing items incurred by any other person, including, for the avoidance of doubt, the full drawn amount guaranteed in respect of this Agreement (notwithstanding any treatment under the Accounting Principles to the contrary), if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of the relevant person, prepared in accordance with the Accounting Principles and provided that Financial Indebtedness shall not include indebtedness owed solely to other Nigeria Group members and shall not include:

(i)	indebtedness arising under any Subordinated Shareholder Loan; and

(ii)	indebtedness arising under loans made by a member of the Nigeria Group to another member of the Nigeria Group under paragraph (d) of Permitted Loan.

“Financial Plan” has the meaning given to it in the Nigeria Group Credit Facility.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Statements” has the meaning given to it in the Nigeria Group Credit Facility.

“Financial Year” has the meaning given to it in the Nigeria Group Credit Facility.

“Funds Flow Statement” has the meaning given to it in the Nigeria Group Credit Facility.

“Guarantor” has the meaning given to it in the Nigeria Group Credit Facility.

“Holdco” means IHS Netherlands Holdco B.V.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“IHS Holding Distribution Amount” means the amount described in the Funds Flow Statement as the “IHS Holding Distribution Amount”.

“IHS Holding Facility” has the meaning given to it in the Nigeria Group Credit Facility.

“IHS Nigeria Facility” means the NGN facility agreement dated 24 September 2016 between, among others, IHS (Nigeria) Limited as borrower, Ecobank Nigeria Limited as agent and the original lenders named therein, as amended from time to time.

“Interest Coverage Ratio” means, in respect of any Relevant Period, the ratio of EBITDA in respect of that Relevant Period to Net Cash Finance Interest Adjusted For Leases in respect of that Relevant Period.

“INT Towers Facility” means the facilities agreement dated 5 December 2014, as amended from time to time, between, amongst others, INT Towers as borrower, Ecobank Nigeria Limited as agent, Citibank, N.A., London Branch, Ecobank Nigeria Limited, FirstRand Bank Limited, acting through its Rand Merchant Bank division, The Standard Bank of South Africa Limited, acting through its Corporate and Investment Banking Division, Stanbic IBTC Bank PLC, Standard Chartered Bank and United Bank for Africa plc as mandated lead arrangers and the parties named therein as original lenders.

“INT Transfer” means the acquisition by Holdco of 100 per cent. (100%) of the issued shares in Nigeria Tower Interco B.V. from IHS Netherlands (Interco) Coöperatief U.A., by way of share for share transfer and resulting in Nigeria Tower Interco B.V. becoming a direct wholly-owned Subsidiary of Holdco and INT Towers becoming an indirectly wholly-owned Subsidiary of Holdco.

“IPO Market Capitalisation” means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests of the relevant issuer of the Qualifying IPO at the time of closing of the Qualifying IPO multiplied by (ii) the price per share at which such shares of common stock or common equity interests are sold in such Qualifying IPO.

“Land Lease” means any Lease relating to the lease of land.

“Lease” means any lease which would, in accordance with the Accounting Principles, be treated as lease liability.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial Conditions Precedent) of the Nigeria Group Credit Facility.

“Legal Reservations” means:

(a)	the principle that certain remedies may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable limitation laws (including the Limitation Acts) and defences of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void;

(c)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(d)	similar principles, rights and defences under the laws of any relevant jurisdiction; and

(e)	any other matters which are set out as qualifications or reservations (however described) as to matters of law in the Legal Opinions.

“Lender” has the meaning given to it in the Nigeria Group Credit Facility.

“Leverage Ratio” means, in respect of any Relevant Period, the ratio of Net Financial Indebtedness on the last day of that Relevant Period to EBITDA for the Nigeria Group in respect of that Relevant Period.

“Limitation Acts” means the Limitation Act 1980, the Foreign Limitation Periods Act 1984 and the Limitation Law of each State of the Federation of Nigeria.

“Majority Lenders” has the meaning given to it in the Nigeria Group Credit Facility.

“Market Capitalisation” means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests of a relevant issuer of an “Equity Offering” (as defined in the Senior Notes Indenture) on the date of the declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock or common equity interests for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

“Market Issuance” means any public or private bond or other international capital markets issue raised by any member of the Nigeria Group, the initial issuance of the Senior Notes and any increase or second issuance of the Senior Notes after the date of the Nigeria Group Credit Facility, within six Months from settlement of the Senior Notes.

“Material Adverse Effect” means an event or series of events which, taking into account all of the circumstances, has a material adverse effect on:

(a)	the business, operations, assets or financial condition of the Company and the Nigeria Group (taken as a whole);

(b)	the ability of the Nigeria Obligors taken as a whole to perform their payment obligations under the Finance Documents or the ability of the Company to comply with its obligations under Clause 22.2 (Financial Condition) of the Nigeria Group Credit Facility (and, for the purposes of determining the ability of the Company to comply with its obligations under Clause 22.2 (Financial Condition) of the Nigeria Group Credit Facility taking into account any contractual commitment of any Affiliate of the Company or Holdco (other than a member of the Nigeria Group) to provide an Additional Investment (as under Clause 22.4 (Equity Cure) of the Nigeria Group Credit Facility); or

(c)	subject to the Legal Reservations, the validity or enforceability of any of the Finance Documents or the rights or remedies of any Finance Party under any Finance Document.

“Month” has the meaning given to it in the Nigeria Group Credit Facility.

“Net Cash Finance Interest Adjusted For Leases” means, for any period:

(a)	the total cash interest or finance costs paid on Financial Indebtedness of the Company and its Subsidiaries (excluding the Transaction Costs), as presented in the cash flow statements from the most recent Financial Statements, as determined in accordance with the Accounting Principles; plus

(b)	without duplication the interest expense on the Lease obligations of the Company and its Subsidiaries for such period; less

(c)	the total cash finance income received by the Company and its Subsidiaries as presented in the cash flow statements from the most recent Financial Statements resulting from investments and bank deposits in that period.

“Net Financial Indebtedness” means, in respect of any Relevant Period, the Financial Indebtedness of the Company and its Subsidiaries on the last day of that Relevant Period (other than Financial Indebtedness (a) arising under any New Shareholder Loan or New IHS Shareholder Loan and (b) in respect of hedging agreements or other treasury transactions, in each case to the extent permitted by the terms of the Nigeria Group Credit Facility, except for any crystallised exposures under such hedging agreements or treasury transactions or Financial Indebtedness arising in respect of any terminated hedging agreements or other treasury transactions) less the aggregate amount of Cash (including, for the avoidance of doubt, any cash provided as margin in connection with any terminated hedging agreement or other treasury transaction which has not been applied in paying any relevant termination payment) and Cash Equivalent Investments held by the Company and its Subsidiaries during that Relevant Period.

“Net Income” means, in respect of any Relevant Period, stated as the ‘Profit/(loss)’ for the period in the statement of profit or loss in the Financial Statements as determined in accordance with the Accounting Principles.

“New IHS Shareholder Loan” means each shareholder loan made to the Company by any of the Company’s direct or indirect shareholders or any of their Affiliates after the Closing Date.

“New Shareholder Loan” means each shareholder loan made by the Company or an Affiliate of the Company (other than Holdco or a Nigeria Group member) to a Nigeria Obligor after the Closing Date which is subordinated pursuant to the Subordination Agreement or otherwise on comparable subordinated terms acceptable to the Majority Lenders.

“Nigeria Borrower” has the meaning given to the term Borrower in the Nigeria Group Credit Facility.

“Nigeria Group” means Holdco and its Subsidiaries (other than the Excluded Subsidiaries) from time to time.

“Nigeria Group Credit Facility Amendment and Restatement Agreement” means the amendment and restatement agreement dated __ September 2021 between, among others, IHS Netherlands Holdco B.V., each of IHS Holding Limited, IHS (Nigeria) Limited, INT Towers Limited and ITNG and Ecobank Nigeria Limited as agent.

“Nigeria Obligor” has the meaning given to the term “Obligor” in the Nigeria Group Credit Facility, but for the avoidance of doubt, shall at all times include the Guarantors.

“Original Nigeria Obligor” has the meaning given to the term Original Obligor in the Nigeria Group Credit Facility, but for the avoidance of doubt, shall at all times include the Guarantors (other than the Company).

“Permitted Acquisition” means:

(a)	any acquisition pursuant to a Permitted Reorganisation or Permitted Transaction;

(b)	any acquisition to which the Agent (acting on the instructions of the Majority Lenders) shall have given prior written consent; and

(c)	the acquisition or holding of a company, of shares, securities or business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company, provided that:

(i)	no Default is continuing on the closing date for the acquisition or incorporation or is reasonably likely to occur as a result of the acquisition or incorporation;

(ii)	the relevant company, shares, securities, business or undertaking is not subject to Sanctions at the time of the acquisition;

(iii)	subject to Clause 27.2 (Additional Guarantors) of the Nigeria Group Credit Facility, if, upon the acquisition or incorporation of the relevant company it would become a member of the Nigeria Group, the relevant company becomes a Guarantor as required under Clause 23.30 (Guarantors) of the Nigeria Group Credit Facility; and

(iv)	if, upon the acquisition or incorporation of the relevant company, the relevant company would become a member of the Nigeria Group, Holdco has delivered to the Agent, not less than ten days (but not more than 60 days) prior to the completion of the proposed acquisition or incorporation, an updated Financial Plan assuming completion of such acquisition or incorporation on that date (and including any Financial Indebtedness of such company which will remain in place following completion of the acquisition and any Financial Indebtedness incurred or to be incurred in connection with the acquisition), for the period until the Termination Date from the date of such acquisition or incorporation and the revised Financial Plan shows that there will not be a breach or default in respect of any of the financial covenants set out in Clause 22.2 (Financial Condition) of the Nigeria Group Credit Facility at any time during that period.

“Permitted Closing Payment” means the payment(s) up to an aggregate amount equal to the IHS Holding Distribution Amount to the Company or IHS Netherlands (Interco) Coöperatief U.A. on, or as soon as reasonably practicable following the Closing Date (and, in any case, within six Months of the Closing Date), in accordance with the Structuring Memorandum, provided that the aggregate amount of such payments shall leave USD50,000,000 of Cash in the Nigeria Group as at Closing Date on a pro-forma basis after taking into account the full refinancing of the IHS Nigeria Facility and the INT Towers Facility from the proceeds of the first Utilisation, the IHS Holding Distribution Amount, full repayment of amounts outstanding under the existing senior notes due 2021 issued by Holdco (in each case, together with any accrued interest, coupon prepayment fees and broken funding amounts) and the payment of Transaction Costs and costs in respect of the Senior Notes.

“Permitted Disposal means any sale, lease, licence, transfer or other disposal:

(a)	of accounts receivable, inventory or other assets by the Company or a member of the Nigeria Group in the ordinary course of its trading or business activities;

(b)	by the Company to a Subsidiary of the Company or between any members of the Nigeria Group;

(c)	of assets in exchange for other assets comparable or superior as to type, value or quality;

(d)	the decommissioning of any towers, including but not limited to in connection with tower consolidation purposes;

(e)	of obsolete or redundant vehicles, plant and equipment;

(f)	of Cash (to be extent permitted under the Finance Documents);

(g)	of Cash Equivalent Investments for the equivalent amount of Cash or other Cash Equivalent Investments;

(h)	arising as a result of any Permitted Security, Permitted Payment or a Permitted Transaction;

(i)	of cash by way of a Permitted Loan;

(j)	of assets or equity interests by the Company or any member of the Nigeria Group to any member of the Nigeria Group;

(k)	constituted by a licence of intellectual property rights;

(l)	constituted by a licence or sublicence by the Company or any member of the Nigeria Group in the ordinary course of trading or business activity;

(m)	constituted by a lease or licence of real property arising in the ordinary course of trading or the business activities of the disposing entity;

(n)	any share sale or issuance by the Company or share issuance by any member of the Nigeria Group or arising as a result of any such share sale or issuance;

(o)	the sale of towers, provided that such towers are replaced by towers with an aggregate fair market value that is equal to or greater than the aggregate fair market value of the towers sold;

(p)	of trade receivables earned during a previous accounting period on a non-recourse basis (which may include recourse in respect of warranties and indemnities as to title and validity that are customarily provided in such non-recourse arrangements) and provided that such transaction does not have the commercial effect of a borrowing;

(q)	the disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of trading or business activities or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(r)	the foreclosure, condemnation or any similar action with respect to any property or other assets or a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(s)	arising as a result of a seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority which in each case does not constitute an Event of Default;

(t)	of treasury shares by the Company or any member of the Nigeria Group that are held following the exercise, in each case on a “cashless” or “net exercise” basis, of any option to purchase corporate stock, shares or membership interests granted to any future, present or former employee, director, officer, contractor or consultant of the Company or any of its Subsidiaries pursuant to any employee benefit plans or arrangements, including for the purpose of satisfying any taxes (including estimated taxes) due as a result of the exercise of any such option; and

(u)	arising under any single transaction or series of related transactions that involves assets having a fair market value of less than the greater of USD20,000,000 (or its equivalent in other currencies) and an amount equal to zero point eight per cent. (0.8%) of Total Assets of the Company.

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	arising under the Finance Documents;

(b)	arising under:

(i)	the Senior Notes; and

(ii)	any further Market Issuance, up to the aggregate Gross Issuance Proceeds (as that term is defined in the definition of Net Issuance Proceeds of the Nigeria Group Credit Facility) amount that is applied (subject to the adjustments for Taxes, fees, costs and expenses as described in the definition of Net Issuance Proceeds of the Nigeria Group Credit Facility) in prepayment of Facility A promptly following receipt of such proceeds;

(c)	up until the first Utilisation Date, under the IHS Nigeria Facility and the INT Towers Facility;

(d)	under Capital Lease Obligations, provided that the aggregate capital value of all such items so leased under outstanding leases by the Company or any member of the Nigeria Group does not exceed the greater of USD75,000,000 (or its equivalent in other currencies) and an amount equal to three per cent. (3.0%) of Total Assets of the Company for the most recently ended Relevant Period for which Annual Financial Statements or Quarterly Financial Statements have been delivered to the Agent pursuant to Clause 21.1 (Financial Statements) of the Nigeria Group Credit Facility with a Compliance Certificate delivered to the Agent pursuant to Clause 21.2 (Provision and Contents of Compliance Certificate) of the Nigeria Group Credit Facility at any time;

(e)	under Land Leases entered into by the Company or a member of the Nigeria Group in the ordinary course of trading or business activities;

(f)	under any Lease (excluding any Capital Lease Obligations) of the Company or any member of the Nigeria Group;

(g)	under derivative transactions entered into in connection with protection against or benefit from fluctuation in currency rates or commodity prices that arise in the ordinary course of trading or business activities, but not transactions for investment or speculative purposes;

(h)	arising under a Permitted Loan or a Permitted Guarantee or as permitted by Clause 23.16 (Treasury Transactions) of the Nigeria Group Credit Facility;

(i)	of any person acquired by the Company or any member of the Nigeria Group after the date of the Nigeria Group Credit Facility (which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased in contemplation of, or since, that acquisition), provided that such acquisition is a Permitted Acquisition and the Company has delivered to the Agent a Financial Plan referred to under paragraph (c)(iv) of the definition of Permitted Acquisition;

(j)	arising under any letter of credit, banker’s acceptances, overdrafts or daylight borrowing facilities entered into by the Company or a member of the Nigeria Group in the ordinary course of trading or business activities;

(k)	arising under the IHS Holding Facility;

(l)	arising under any refinancing of Permitted Financial Indebtedness;

(m)	any joint and several liability in respect of Tax as a result of a fiscal unity (fiscale eenheid) that consists of a Guarantor which is incorporated in The Netherlands only; and

(n)	of the Company or a member of the Nigeria Group not otherwise permitted by the preceding paragraphs, provided that the Leverage Ratio and Interest Coverage Ratio, calculated by reference to the most recent Annual Financial Statements or Quarterly Financial Statements delivered to the Agent in accordance with Clause 21.1 (Financial Statements) of the Nigeria Group Credit Facility and the relevant Compliance Certificate, after giving pro forma effect to the incurrence of such Financial Indebtedness in full and adjusted for the incurrence of other indebtedness since the last Quarter Date and including any other relevant adjustments to take into account the activities of the Nigeria Group since the last Quarter Date, comply with the covenanted ratios for the immediately following Quarter Date set out in Clause 22.2 (Financial Condition) of the Nigeria Group Credit Facility.

“Permitted Guarantee” means:

(a)	the endorsement of negotiable instruments in the ordinary course of trading or business activities of the Company or any member of the Nigeria Group;

(b)	any guarantee, performance or similar bond guaranteeing performance by any member of the Nigeria Group under any contract entered into in the ordinary course of trading or business activities of the Company or any member of the Nigeria Group;

(c)	any guarantee given by a member of the Nigeria Group in respect of the IHS Holding Facility;

(d)	any indemnity given in the ordinary course of the documentation of an acquisition or disposal transaction which is a Permitted Acquisition or Permitted Disposal which indemnity is in a customary form and subject to customary limitations;

(e)	any guarantee given in respect of any Permitted Financial Indebtedness;

(f)	any guarantee given by the Company or a member of the Nigeria Group in respect of the Senior Notes;

(g)	any liability arising as a result of a fiscal unity (fiscale eenheid) solely between members of the Nigeria Group incorporated in The Netherlands;

(h)	any liability in respect of any member of the Nigeria Group incorporated in The Netherlands arising under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Section 2:403 of the Dutch Civil Code;

(i)	any guarantee given by the Company in respect of any Priority Debt;

(j)	any guarantee given by the Company or a member of the Nigeria Group in respect of any indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness guaranteed by any member of the Nigeria Group under this paragraph, without double counting) does not at any time exceed the greater of USD75,000,000 (or its equivalent in other currencies) and 3.0% of the Total Assets of the Company, provided that the aggregate principal amount of indebtedness guaranteed by a member of the Nigeria Group under this paragraph shall not at any time (when aggregated with the principal amount of any other indebtedness guaranteed by any other member of the Nigeria Group under this paragraph, without double counting) exceed USD75,000,000; and

(k)	guarantees not otherwise permitted where the aggregate amount guaranteed (when aggregated with all other such guarantees) does not exceed USD10,000,000 (or its equivalent in other currencies) in total at any time.

“Permitted Joint Venture” means any investments by the Company or any member of the Nigeria Group in any Joint Venture, but only if:

(a)	no :

(i)	Default is continuing; and

(ii)	Sanctions Event is continuing,

in each case, on the date the Company or Holdco (or, as applicable, member of the Nigeria Group) enters into a legal commitment to make an investment in the Joint Venture, or is reasonably likely to occur as a result of the Company’s or Holdco’s (or, as applicable, member of the Nigeria Group’s) investment into that Joint Venture;

(b)	no co-investor, partner or other investor in such Joint Venture is a Restricted Party;

(c)	none of the assets owned by, or the subject of, the Joint Venture are located in a Sanctioned Country; and

(d)	none of the Joint Venture’s business operations is or will be carried out in any Sanctioned Country and the Joint Venture is not incorporated or established in a Sanctioned Country,

and further provided that, solely in relation to any investment by any member of the Nigeria Group, in any Financial Year the aggregate of:

(i)	all amounts subscribed for shares in, lent to, or invested in all such Joint Ventures by any member of the Nigeria Group;

(ii)	the contingent liabilities of any member of the Nigeria Group under any guarantee given in respect of the liabilities of any such Joint Venture; and

(iii)	the market value of any assets transferred by any member of the Nigeria Group to any such Joint Venture,

does not exceed USD20,000,000 (or its equivalent in other currencies).

“Permitted Loan” means:

(a)	any trade credit extended by the Company or any member of the Nigeria Group to its customers on normal commercial terms and in the ordinary course of its trading;

(b)	the Company or Nigeria Group members’ Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness (other than paragraph (h));

(c)	a loan made by the Company or a member of the Nigeria Group to an employee or director of the Company or any member of the Nigeria Group, provided that the amount of that loan when aggregated with the amount of all loans to employees and directors by the Company and the members of the Nigeria Group does not exceed USD6,000,000 (or its equivalent in other currencies) at any time;

(d)	a loan made by any member of the Nigeria Group to any Subsidiary of the Company (other than a Nigeria Obligor), provided that the amount of that loan when aggregated with the amount of all loans made by any member of the Nigeria Group to Subsidiaries of the Company (other than to a Nigeria Obligor) does not exceed USD50,000,000 (or its equivalent in other currencies) at any time;

(e)	a loan made by a Nigeria Obligor to another Nigeria Obligor;

(f)	a loan made by the Company to any Subsidiary of the Company;

(g)	a loan made by the Company or a member of the Nigeria Group to any Affiliate of the Company, provided that such loan constitutes a Permitted Payment; and

(h)	a loan made by the Company to any party that is a co-investor with the Company or any of its Subsidiaries in a Joint Venture, for the purposes of funding that co-investor’s investment in the Joint Venture, provided that such Joint Venture is consolidated for accounting purposes by the Company on or promptly after the date of such investment.

“Permitted Payment” means:

(a)	a payment of scheduled interest and or principal payment under loans permitted under paragraph (e) of Permitted Loan;

(b)	a payment by the Company in connection with management and related holding company fees and expenses payable to any of its Affiliates, provided that:

(i)	no Default has occurred and is continuing at such time or would result from the making of the payment; and

(ii)	the Relevant Test set out in paragraph (l) below is satisfied in respect of such payment);

(c)	a payment by any member of the Nigeria Group in connection with management and related holding company fees and expenses payable to:

(i)	any other member of the Nigeria Group; or

(ii)	a Subsidiary of the Company (other than a member of the Nigeria Group), provided that the aggregate amount of any such payment made by each member of the Nigeria Group does not exceed USD10,000,000 (or its equivalent in other currencies) in any Financial Year, in each case, provided that:

(A)	no Default has occurred and is continuing at such time or would result from the making of the payment; and

(B)	the Relevant Test set out in paragraph (l) below is satisfied in respect of such payment).

(d)	the payment of a dividend by any member of the Nigeria Group (other than Holdco):

(e)	the Permitted Closing Payment;

(f)	repurchases of management equity in an amount of up to USD6,000,000 (or its equivalent in other currencies) in any Financial Year, provided that:

(i)	no Default has occurred and is continuing at such time or would result from the making of the payment; and

(ii)	the Relevant Test set out in paragraph (l) below is satisfied in respect of such payment);

(g)	the payment of a dividend or other distribution by Holdco to the Company and/or a scheduled interest payment under a Subordinated Shareholder Loan, in order to enable the Company to meet its scheduled interest and principal expenses under the IHS Holding Facility, provided that:

(i)	the payment is made when no Event of Default is continuing (and where no Event of Default would occur immediately after the making of the payment); and

(ii)	the payment is not in breach of the Subordination Agreement; and

(iii)	the Relevant Test set out in paragraph (l) below is satisfied in respect of such payment;

(h)	upon and following a Qualifying IPO, the payment by a Subsidiary of the Company, a Holding Company or any member of the Nigeria Group of any loans, advances, dividends or distributions solely from the proceeds of such Qualifying IPO, to the extent such proceeds have been received by that Subsidiary of the Company and provided that such payment is permitted under the Senior Notes;

(i)	payments made or expected to be made by the Company or a Subsidiary of the Company pursuant to the exercise, in each case on a “cashless” or “net exercise” basis, of any option to purchase corporate stock, shares or membership interests granted to any future, present or former employee, director, officer, contractor or consultant of the Company or any Subsidiary of the Company pursuant to any employee benefit plans or arrangements, including for the purpose of satisfying any taxes (including estimated taxes) due as a result of the exercise of any such option;

(j)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Subsidiary of the Company to the holders of its corporate stock, shares or membership interests then entitled to participate in such dividends on a pro rata basis or otherwise in compliance with the terms of the instruments governing such corporate stock, shares or membership interests, which is entered into in the ordinary course and on arm’s length terms;

(k)	a declaration and payment by the Company of, or loans, advances, dividends or distributions to any Holding Company to pay, dividends on the common stock or common equity interests of the Company or any Holding Company following a Qualifying IPO of such common stock or common equity interests, provided that:

(i)	no Default has occurred and is continuing at such time or would result from the making of the payment; and

(ii)	such amount does not exceed in any fiscal year:

(A)	6.00% of the net cash proceeds received by the Company from such Qualifying IPO or contributed to the equity (other than through the issuance of “Disqualified Stock” or “Designated Preference Shares” (each as defined in the Senior Notes Indenture) or through an “Excluded Contribution” or “Excluded Amounts” or an “RCF Debt Contribution” (each as defined in the Senior Notes Indenture)) of the Company; and

(B)	following a Qualifying IPO an amount equal to the greater of either:

(1)	6.00% of the Market Capitalisation; or

(2)	6.00% of the IPO Market Capitalisation,

provided that, in the case of this clause (B) after giving pro forma effect to such loans, advances, dividends or distributions, the Leverage Ratio shall be equal to or less than 3.75 to 1.00; and

(l)	a payment not otherwise permitted by the preceding paragraphs, by the Company or a member of the Nigeria Group, provided that:

(i)	no Default has occurred and is continuing at such time or would result from the making of the payment; and

(ii)	the Leverage Ratio and Interest Coverage Ratio, calculated at the time such payment is to be made (on a pro forma basis after including in the calculations of such ratio the amount of the payment to be made) and by reference to the most recent Annual Financial Statements or Quarterly Financial Statements delivered to the Agent in accordance with Clause 21.1 (Financial Statements) of the Nigeria Group Credit Facility with a Compliance Certificate, adjusted for the incurrence of any Financial Indebtedness and including any other relevant adjustments to take into account the activities of the Group since the last Quarter Date, comply with the covenanted ratios for the immediately following Quarter Date set out in Clause 22.2 (Financial Condition) of the Nigeria Group Credit Facility (the “Relevant Test”),

and, for the avoidance of doubt, the Relevant Test will also apply to any payment referred to in paragraphs (b), (c), (f) and (g) above.

“Permitted Re-domiciliation” means the registration by way of continuation of the Company from Mauritius to the Cayman Islands in accordance with the Companies Act (as amended) of the Cayman Islands, provided that:

(a)	on either:

(i)	the date of the Nigeria Group Credit Facility Amendment and Restatement Agreement; or

(ii)	no earlier than 30 Business Days but no later than 15 Business Days prior to the proposed date for registration by way of continuation of the Company taking effect,

the Company notifies the Agent of the proposed registration by way of continuation;

(b)	either:

(i)	on or around the date of the Nigeria Group Credit Facility Amendment and Restatement Agreement; or

(ii)	promptly following the registration by way of continuation of IHS Holding taking effect,

the Agent receives from Cayman legal advisers their legal opinions in relation to matters of Cayman law, substantially in the form agreed with the Finance Parties prior to the date of the Nigeria Group Credit Facility Amendment and Restatement Agreement;

(c)	there is no change to the legal identity or assets or liabilities of the Company, prejudice or effect on the identity or continuity or its properties as a result of such registration by way of continuation;

(d)	no Default or mandatory prepayment event under Clause 8.2 (Sanctions) of the Nigeria Group Credit Facility would occur as a result of such registration by way of continuation; and

(e)	the certificate of registration by way of continuation of the Company and a certificate of good standing of the Company each issued by the Registrar of Companies in the Cayman Islands, the memorandum and articles of association, register of directors and officers, register of members and register of mortgages and charges of the Company are delivered to the Agent promptly following the registration by way of continuation of the Company, and, after such registration by way of continuation has occurred in accordance with this definition, the jurisdiction of incorporation of the Company shall be deemed to be the Cayman Islands for the purposes of this Agreement.

“Permitted Reorganisation” means:

(a)	a reorganisation on a solvent basis involving the business or assets of, or shares of the Company or any member of the Nigeria Group:

(i)	where the Company or a member of the Nigeria Group (as applicable) remains the surviving entity and the jurisdiction of incorporation of the Company or such member of the Nigeria Group remains the same (subject to a Permitted Re-domiciliation); and

(ii)	if such reorganisation has the effect of disposal of any business, assets or shares, where such disposal would be a Permitted Disposal; or

(iii)	if such reorganisation has the effect of an acquisition of any business, assets or shares, where such acquisition would be a Permitted Acquisition;

(b)	any transaction contemplated under paragraphs (c),(d) or (f) of the definition of “Permitted Transaction”;

(c)	a transfer of all of the issued share capital of the Company to a newly incorporated holding company, subject to the conditions in paragraph (f) of the definition of “Change of Control”;

(d)	any merger or reorganisation of two or more members of the Nigeria Group (other than the Company) where either:

(i)	one of such members of the Nigeria Group is the surviving entity; or

(ii)	the issued share capital of all such entities is transferred to another existing member of the Nigeria Group or a newly incorporated entity,

in each case, provided that:

(A)	where a member of the Nigeria Group is the surviving entity, the jurisdiction of incorporation of such member of the Nigeria Group remains the same;

(B)	where a newly incorporated entity is the surviving entity, its jurisdiction of incorporation is the same as that of any member of the Nigeria Group undergoing such merger or reorganisation; and

(C)	where any such member of the Nigeria Group subject to such merger or reorganisation is a Nigeria Obligor:

(1)	the surviving entity is a Nigeria Obligor; or

(2)	if, as a result of the laws applicable in the jurisdiction of the entities subject to such merger or reorganisation, it is not possible for the surviving entity to effectively accede to this Agreement as a Guarantor prior to the date of such merger or reorganisation, the Company shall provide written notice to the Agent on or around the date of completion of the relevant merger or reorganisation of such merger or reorganisation occurring (the “Effective Reorganisation Date”) and procure that the surviving entity shall accede to this Agreement promptly and in any event within no more than 10 Business Days of the Effective Reorganisation Date; and

(f)	subject to Clause 37.2 (Exceptions) of the Nigeria Group Credit Facility, any other reorganisation approved by the Majority Lenders (for the avoidance of doubt, without prejudice to Clause 8.1 (Change of Control) of the Nigeria Group Credit Facility.

“Permitted Security” means:

(a)	any charge or lien (including any netting or set-off as a result of a fiscal unity (fiscale eenheid) for Dutch tax purposes) arising by operation of law and in the ordinary course of trading or business activities of the Company or any member of the Nigeria Group and not as a result of any default or omission by the Company or a member of the Nigeria Group;

(b)	any retention of title arrangements, hire purchase or conditional sale arrangement or arrangements having similar effect arising in the ordinary course of trading or business activities with suppliers of goods to the Company or a Subsidiary of the Company on the supplier’s standard or usual terms and not arising as a result of any default or omission by the Company or a Subsidiary of the Company and which is discharged within a period of time customary for such arrangements;

(c)	any netting or set-off arrangement entered into under a derivative transaction and excluding any Security or Quasi-Security under a credit support arrangement;

(d)	any Security or Quasi-Security over or affecting any asset acquired by the Company or a member of the Nigeria Group after the Closing Date, if:

(i)	the Security was not created in contemplation of the acquisition of that asset by the Company or a member of the Nigeria Group;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by the Company or a member of the Nigeria Group; and

(iii)	the Security is removed or discharged within three Months of the date of acquisition of such asset (unless permitted to remain outstanding pursuant to another paragraph);

(e)	any Security or Quasi-Security arising under any Lease over the asset subject to the Lease provided that the Financial Indebtedness secured thereby is permitted pursuant to the Finance Documents;

(f)	any Security over goods and documents of title to goods arising in the ordinary course of a documentary credit transaction entered into in the ordinary course of trading or business activities;

(g)	any netting or set-off arrangement entered into by the Company or a member of the Nigeria Group arising in connection with a cash management or pooling arrangement entered into in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of the Company or members of the Nigeria Group but only so long as (i) such arrangement is not established with the primary intention of preferring any lenders, and (ii) any overdraft facility connected with such arrangement is permitted under the Finance Documents;

(h)	any Security over rental deposits arising in the ordinary course of trading or business activities of the Company or a member of the Nigeria Group in respect of any property leased or licensed by the Company or a member of the Nigeria Group in respect of amounts representing not more than 12 Months’ rent payments for that property;

(i)	any Security over bank accounts granted as part of that the relevant bank’s standard terms and conditions (including but not limited to any Security Interest arising under Clause 24 or 25 of the general banking conditions (algemene bankvoorwaarden) of any member of the Dutch Banking Association);

(j)	any Security relating to payments into court or arising under any court order or injunction or security for costs arising in connection with any litigation or court proceedings being contested by the Company or a member of the Nigeria Group in good faith (and which do not otherwise give rise to an Event of Default);

(k)	any Security arising pursuant to an order of attachment or injunction restraining disposal of assets or similar legal process arising in connection with court proceedings which are contested by the Company or a member of the Nigeria Group in good faith by appropriate proceedings and which do not otherwise give rise to an Event of Default and would not otherwise be reasonably expected to have a Material Adverse Effect;

(l)	any Security over cash paid into an escrow account by any third party, the Company or a member of the Nigeria Group pursuant to any customary deposit or retention of purchase price arrangements entered into pursuant to any Permitted Acquisition;

(m)	any Security arising automatically by operation of law in favour of any government authority or organisation in respect of taxes, assessments or governmental charges which are being contested by the Company or a member of the Nigeria Group in good faith by appropriate proceedings and which would not be reasonably expected to have a Material Adverse Effect and in respect of which the Company or a member of the Nigeria Group has made adequate reserves;

(n)	any cash collateral provided in respect of letters of credit or bank guarantees to the issuer of such letters of credit or bank guarantees to the extent the Financial Indebtedness in relation to which such letters of credit or bank guarantees relate is permitted under the Finance Documents;

(o)	any Security or Quasi-Security created with the prior written consent of the Majority Lenders;

(p)	any Security provided by the Company to secure Priority Debt;

(q)	any Security or Quasi-Security to secure the performance of statutory obligations, trade contracts, insurance, surety or appeal bonds, workers compensation obligations, leases (including, without limitation, statutory and common law landlord's liens), performance bonds, surety and appeal bonds or other obligations of a like nature incurred (including to secure letters of credit issued to assure payment of such obligations) or in connection with bids, tenders, contracts or leases to secure licenses, public or statutory obligations, in each case, incurred in the ordinary course of trading or business;

(r)	any Security or Quasi-Security on cash, Cash Equivalent Investments or other property arising in connection with the defeasance, discharge or redemption of Financial Indebtedness in the ordinary course of such Financial Indebtedness provided that no Event of Default is continuing at the date such Security or Quasi-Security is granted;

(s)	any Security or Quasi-Security on specific items of inventory or other goods (and the proceeds thereof) of any person securing such person's obligations in respect of bankers' acceptances issued or created in the ordinary course of business for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

(t)	any Security or Quasi-Security on property or assets under construction (and related rights) in favour of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets provided that such Security or Quasi-Security is released as soon as reasonably practicable (taking into consideration any relevant local law limitations and formalities) upon the discharge or release in full of the obligations secured by such Security or Quasi-Security; and

(u)	any Security provided by the Company or a member of the Nigeria Group, securing indebtedness, the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by the Company or any member of the Nigeria Group under this paragraph) does not at any time exceed the greater of USD75,000,000 (or its equivalent in other currencies) and 3.0% of the Total Assets of the Company, provided that the maximum principal amount of indebtedness secured by any member of the Nigeria Group under this paragraph (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Nigeria Group under this paragraph) shall not at any time exceed USD75,000,000.

“Permitted Transaction” means:

(a)	any Financial Indebtedness incurred, guarantee or indemnity given, payment made, or other transaction arising, under the Finance Documents;

(b)	transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading or business of the Company or any member of the Nigeria Group on arm’s length terms;

(c)	the solvent liquidation of the Excluded Subsidiaries contemplated by the Structuring Memorandum;

(d)	the solvent liquidation or sale, license, transfer or other disposal of Nigeria Tower Interco B.V.;

(e)	any Permitted Re-domiciliation; and

(f)	the INT Transfer.

“Permitted Transferee” means:

(a)	any of African Tower Investment Limited, Africa Telecom Towers S.C.S., AIIF2 Towers Mauritius, ECP IHS (Mauritius) Limited, ECPIV-IHS Limited, ELQ Investors VIII Ltd, IFC Global Infrastructure Fund, LP, International Finance Corporation, Investec Africa Frontier Private Equity Associate Fund, L.P., Investec Africa Frontier Private Equity Fund L.P., Investec Africa Private Equity Fund 2 LP, Investec Fund Managers SA (RF) Limited in respect of the portfolio Investec Africa Fund, Korea Investment Corporation, Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V., Oranje-Nassau Developpement S.A, SICAR, UBC Services Inc. and Warrington Investment PTE Ltd; and

(b)	any wholly-owned Subsidiary of any of the persons or entities listed in paragraph (a) above,

and in each case, which is not a Restricted Party.

“Priority Debt” means any Financial Indebtedness incurred by a Subsidiary of the Company (other than a member of the Nigeria Group), provided that such Financial Indebtedness does not exceed the Priority Debt Cap.

“Priority Debt Cap” means the greater of USD 1,630,000,000 and 200% of EBITDA of the Company and its Subsidiaries.

“Qualifying IPO” means an offering of the ordinary shares or common equity on a nationally recognized stock exchange in the United States or any member of the European Union (including, for the avoidance of doubt, the United Kingdom) or Switzerland of Holdco or any Holding Company of Holdco.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December or such other dates which correspond to the quarter end dates within the Financial Year of the Nigeria Group.

“Quarterly Financial Statements” has the meaning given to it in the Nigeria Group Credit Facility.

“Relevant Period” means each period of 12 Months ending on or about the last day of the Financial Year and each period of 12 Months ending on or about the last day of each Financial Quarter.

“Restricted Party” means a person that is:

(a)	listed on, or owned or controlled by a person listed on, or acting on behalf or at the direction of a person listed on, any Sanctions List;

(b)	located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf or at the direction of, a person located in or organised under the laws of a country or territory which is, or whose government is, the subject or target of comprehensive country-wide or territory-wide Sanctions (being, at the date of this Agreement, Crimea, Iran, Cuba, North Korea, Sudan and Syria); or

(c)	otherwise a target of Sanctions (“target of Sanctions” meaning a person with whom a US person or other legal or natural person subject to the jurisdiction or authority of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities without all appropriate licenses or exemptions issued by all applicable Sanctions Authorities).

“Sanctions” means the trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:

(a)	the United States of America;

(b)	the United Nations;

(c)	the European Union;

(d)	the United Kingdom;

(e)	the jurisdiction of incorporation of a member of the Nigeria Group; and/or

(f)	the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury, the United States Department of State and Her Majesty’s Treasury,

(together, the “Sanctions Authorities”).

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons List”, the “Sectoral Sanctions Identifications List” and the “List of Foreign Sanctions Evaders” maintained by the Office of Foreign Assets Control, the “Consolidated List of Financial Sanctions Targets” and the “Ukraine: list of persons subject to restrictive measures in view of Russia’s actions destabilising the situation in Ukraine” maintained by Her Majesty’s Treasury, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

“Security” means a mortgage, lien, pledge or charge or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Structuring Memorandum” means the memorandum detailing the completion steps for the Facilities and the Senior Notes, delivered by Holdco to the Agent in accordance with Part 1 of Schedule 2 (Conditions Precedent) of the Nigeria Group Credit Facility.

“Subordinated Shareholder Loan” means:

(a)	any loan made by the Company, IHS Netherlands (Interco) Coöperatief U.A. or an Affiliate of the Company (other than any member of the Nigeria Group) to a Nigeria Borrower or Holdco which is subordinated in accordance with the terms of the Subordination Agreement or on terms otherwise acceptable to the Majority Lenders (and includes, without limitation, any New Shareholder Loan) and which will have a maturity date (howsoever described) falling after the Termination Date of each Facility; or

(b)	a New IHS Shareholder Loan, which is subordinated in accordance with the terms of the Subordination Agreement or on terms otherwise acceptable to the Majority Lenders and which will have a maturity date (howsoever described) falling after the Termination Date of each Facility.

“Subordination Agreement” means the Subordination Agreement entered into on or around 18 September 2019 between, amongst others, Holdco, the Company, IHS Netherlands (Interco) Coöperatief U.A. and the Agent.

“Subsidiary” means, with respect to any specified person:

(a)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person (or a combination thereof);

(b)	any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such person or any Subsidiary of such person is a controlling general partner or otherwise controls such entity; or

(c)	any corporation, company, association, partnership, limited liability company or other business entity which is or is eligible to be consolidated in the financial statements of such person in accordance with IFRS.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” has the meaning given to it in the Nigeria Group Credit Facility.

“Total Assets” means, in respect of any specified person as of any date, the total assets of such person, calculated on a consolidated basis in accordance with IFRS, excluding all intra- group items and investments in any Subsidiaries of such person.

“Transaction Costs” means all arm’s length, fair market and bona fide fees, commissions, costs and expenses, and stamp, registration and other Taxes incurred by the Company or any of its Affiliates (including any member of the Nigeria Group) in connection with:

(a)	the “Facilities”, the “Finance Documents”, any “Permitted Financial Indebtedness” or any “Permitted Acquisition” (in each case defined in the Nigeria Group Credit Facility); or

(b)	the IHS Holding Facility and any indebtedness or acquisition contemplated or permitted thereunder.

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Utilisation” has the meaning given to it in the Nigeria Group Credit Facility.

“Utilisation Date” has the meaning given to it in the Nigeria Group Credit Facility.

”

SCHEDULE 2

REPLACEMENT SCHEDULE 18

“Schedule 18

Additional Events of Default

Each of the following is an “Event of Default”:

(a)	Cross-Default

(i)	Any Financial Indebtedness of a member of the Nigeria Group is not paid when due (after the expiry of any originally applicable grace period).

(ii)	Any Financial Indebtedness of a member of the Nigeria Group (excluding any Financial Indebtedness falling within paragraph (j) of that definition when the underlying obligation is in respect of the Company or any member of the Nigeria Group) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described or defined).

(iii)	Any creditor or other representative of a member of the Nigeria Group (excluding any Financial Indebtedness falling within paragraph (j) of that definition when the underlying obligation is in respect of the Company or any member of the Nigeria Group) becomes entitled to declare any Financial Indebtedness of a member of the Nigeria Group due and payable prior to its specified maturity as a result of an event of default (however described or defined).

(iv)	No Event of Default will occur under paragraphs (i) to (iii) above if the aggregate amount of Financial Indebtedness falling within paragraphs (i) to (iii) above is less than USD75,000,000 (or its equivalent in any other currency or currencies).

(b)	Failure to Comply with Court Judgment or Arbitral Award

Any member of the Nigeria Group fails to comply with or pay by the required time any sum due from it under any final judgment or any final order made or given by a court or arbitral tribunal or other arbitral body, in each case of competent jurisdiction, having a value of at least USD50,000,000 (or its equivalent in other currencies).

(c)	Insolvency

(i)	A member of the Nigeria Group:

(A)	is unable or admits inability to pay its debts as they fall due;

(B)	suspends or threatens to suspend making payments on any of its debts; or

(C)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(ii)	A moratorium is declared in respect of any indebtedness of a member of the Nigeria Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

(d)	Insolvency Proceedings

(i)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(A)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Nigeria Group;

(B)	a composition, compromise, assignment or arrangement with any creditor of any member of the Nigeria Group;

(C)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect any member of the Nigeria Group or its assets; or

(D)	enforcement of any Security over any assets of any member of the Nigeria Group, or any analogous procedure or step is taken in any jurisdiction.

(ii)	This paragraph (d) shall not apply to:

(A)	any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 40 Business Days of commencement; or

(B)	any step or procedure which is contemplated in paragraph (c) of the definition of Permitted Transaction or which is a Permitted Reorganisation.

”